UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2022

OPTEX SYSTEMS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54114	90-0609531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Presidential Drive, Richardson, TX	75081-2439
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 644-0722

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:.

Title of each class	Trading Symbol	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Item 1.01 Entry Into a Material Definitive Agreement.

On November 21, 2022, Optex Systems Holdings, Inc., a Delaware corporation (the “Company”) and its subsidiary Optex Systems, Inc. (“Optex”, and with the Company, the “Borrowers”) issued an Amended and Restated Revolving Line of Credit Note (the “Line of Credit Note”) to PNC Bank, National Association, successor to BBVA USA (the “Lender”), in connection with an increase of the Borrowers’ revolving line of credit facility from $1.125 million to $2.0 million under the Borrowers’ existing Amended and Restated Loan Agreement with the Lender (the “Loan Agreement”). The maturity date remains April 15, 2023. Obligations outstanding under the credit facility will accrue interest at a rate equal to the Lender’s prime rate minus 0.25%.

The Line of Credit Note and Loan Agreement contain customary events of default and negative covenants, including but not limited to those governing indebtedness, liens, fundamental changes, investments, and restricted payments. The credit facility is secured by substantially all of the operating assets of the Borrowers as collateral. The Borrowers’ obligations under the credit facility are subject to acceleration upon the occurrence of an event of default as defined in the Line of Credit Note.

The foregoing summary of the Line of Credit Note and the transactions contemplated thereby is qualified in its entirety by reference to the text of such note, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The foregoing summary of the Loan Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the text of such agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 above, on November 21, 2022, the Company’s existing revolving credit facility was amended and restated. The terms of the credit facility disclosed in Item 1.01 are incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2022, the Company entered into a new employment agreement with Danny Schoening. Pursuant to the agreement, which is dated as of December 1, 2022, Mr. Schoening will continue to serve as the Company’s President and Chief Executive Officer through November 30, 2025. Mr. Schoening’s base salary initially is $304,912 per annum, and will be increased to $314,060 on December 1, 2023 and $323,481 on December 1, 2024. Mr. Schoening will be eligible for a performance bonus based on a one-year operating plan adopted by the Company’s Board of Directors (the “Board”). The bonus will be based on financial and/or operating metrics decided annually by the Board or the Compensation Committee and tied to such one-year plan. The target bonus will equate to 30% of Mr. Schoening’s base salary. The Board will have discretion in good faith to alter the performance bonus upward or downward by 20%.

The updated employment agreement also served to amend Mr. Schoening’s RSU Agreement, dated January 2, 2019, which had been previously amended as of December 1, 2021, by changing the third and final vesting date for the restricted stock units granted under such agreement from the “change of control date” to January 1, 2023.

The employment agreement events of termination consist of: (i) death or permanent disability of Mr. Schoening; (ii) termination by the Company for cause (including conviction of a felony, commission of fraudulent, illegal or dishonest acts, certain willful misconduct or gross negligence by Mr. Schoening, continued failure to perform material duties or cure material breach after written notice, violation of securities laws and material breach of the employment agreement), (iii) termination by the Company without cause and (iv) termination by Mr. Schoening for good reason (including continued breach by the Company of its material obligations under the agreement after written notice, the requirement for Mr. Schoening to move more than 100 miles away for his employment without consent, and merger or consolidation that results in more than 66% of the combined voting power of the Company’s then outstanding securities or those of its successor changing ownership or a sale of all or substantially all of its assets, without the surviving entity assuming the obligations under the agreement). For a termination by the Company for cause or upon death or permanent disability of Mr. Schoening, Mr. Schoening will be paid accrued and unpaid salary and any bonus earned through the date of termination. For a termination by the Company without cause or by Mr. Schoening with good reason, Mr. Schoening will also be paid six months’ base salary in effect.

The foregoing description of the employment agreement is only a summary, does not purport to be complete, and is qualified in its entirety by the terms of the agreement, which is filed as Exhibit 10.3 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Amended and Restated Line of Credit Note dated as of November 21, 2022 by and among Optex Systems Holdings, Inc., Optex Systems, Inc. and PNC Bank, National Association

10.2	Amended and Restated Loan Agreement dated as of April 12, 2022 by and among Optex Systems Holdings, Inc., Optex Systems, Inc., and PNC Bank, National Association*

10.3	Employment Agreement of Danny Schoening, dated December 1, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Optex Systems Holdings, Inc.
(Registrant)

By:	/s/ Karen Hawkins
Karen Hawkins
Title:	Chief Financial Officer

Date: November 28, 2022